                                       FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                          FILE NUMBER 333-82773


         FOURTH PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 27, 1999

                        1,512,514 SHARES OF COMMON STOCK

                                  GO2NET, INC.

         This Fourth Prospectus Supplement (the "Fourth Prospectus Supplement") supplements the Prospectus dated July 27, 1999, the First Prospectus Supplement dated September 28, 1999 (the "First Prospectus Supplement"), the Second Prospectus Supplement dated October 15, 1999 (the "Second Prospectus Supplement") and the Third Prospectus Supplement dated November 18, 1999 (the "Third Prospectus Supplement") of Go2Net, Inc. relating to the public offering, which is not being underwritten, and sale of up to 1,512,514 shares of common stock, par value $.01 per share of Go2Net, which may be offered and sold from time to time by the selling shareholders of Go2Net identified in the Prospectus or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. Go2Net will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance by Go2Net in connection with Go2Net's acquisition of:

     o Haggle Online, Inc. a Delaware corporation, pursuant to a merger with a wholly owned subsidiary of Go2Net;

     o USA Online, Inc., a New Jersey corporation, pursuant to a merger with a wholly owned subsidiary of Go2Net;

     o IQC, Corporation, a California corporation, pursuant to a merger with a wholly owned subsidiary of Go2Net; and

     o Authorize.Net Corporation, a Utah corporation, pursuant to a merger with and into a wholly owned subsidiary of Go2Net.

         The "Selling Shareholders" section beginning on page 16 of the Prospectus is hereby supplemented to reflect the transfers made after the date of the Prospectus by: Scott R. Nelson to Corp. Presiding Bishop of the Church of Jesus Christ of Latter Day Saints Donation-in-kind Office in the amount of 568 shares; Ellen Tregaskis to Corp. Presiding Bishop of the Church of Jesus Christ of Latter Day Saints Donation-in-kind Office in the amount of 830 shares; David Heaps to the Heaps Family Foundation in the amount of 9,834 shares; Jeffrey Knowles to the W. Jeffrey & Molly Knowles Family Foundation in the amount of 22,000 shares; and David Heaps to Corp. Presiding Bishop of the Church of Jesus Christ of Latter Day Saints Donation-in-kind Office in the amount of 13,309 shares; David and Carol Hatch to Corp. Presiding Bishop of the Church of Jesus Christ of Latter Day Saints Donation-in-kind Office in the amount of 131 shares; Larry and Janice Jensen to the Corp. Presiding Bishop of the Church of Jesus Christ of Latter Day Saints Donation-in-kind Office in the amount of 235 shares; Tianshan Zhang to: Jing Ma in the amount of 400 shares, Qiang Ma in the amount of 400 shares, Shangyuan Ma in the amount of 400 shares, Xingqing Li in the amount of 400 shares, Dong Zhang in the amount of 400 shares, Wei Zhang in the amount of 400 shares, and Songxian Xia in the amount of 400 shares; and, Lynn Turner to Corp. Presiding Bishop of the Church of Jesus Christ of Latter Day Saints

Donation-in-kind Office in the amount of 100 shares. This Fourth Prospectus Supplement should be read in conjunction with the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement and the Third Prospectus Supplement and is qualified by reference to the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement and the Third Prospectus Supplement except to the extent that the information herein contained supercedes the information contained in the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement and the Third Prospectus Supplement.

       THE DATE OF THIS FOURTH PROSPECTUS SUPPLEMENT IS JANUARY 17, 2000.

                              SELLING SHAREHOLDERS


         On December 1, 1999, of the Shares beneficially owned by Scott R. Nelson, reflected in the Prospectus, 568 of which were transferred to Corp. Presiding Bishop of the Church of Jesus Christ of Latter Day Saints Donation-in-kind Office.

         On December 14, 1999, of the Shares beneficially owned by Ellen Tregaskis, reflected in the Prospectus, 830 of which were transferred to Corp. Presiding Bishop of the Church of Jesus Christ of Latter Day Saints Donation-in-kind Office.

         On December 21, 1999, of the Shares beneficially owned by David Heaps, reflected in the Prospectus, 9,834 of which were transferred to the Heaps Family Foundation.

         On December 21, 1999, of the Shares beneficially owned by Jeffrey Knowles, reflected in the Prospectus, 22,000 of which were transferred to W. Jeffrey & Molly Knowles Family Foundation.

         On December 21, 1999, of the Shares beneficially owned by David Heaps, reflected in the Prospectus, 13,309 of which were transferred to Corp. Presiding Bishop of the Church of Jesus Christ of Latter Day Saints Donation-in-kind Office.

         On December 22, 1999, of the Shares beneficially owned by David and Carol Hatch, reflected in the Prospectus, 131 of which were transferred to Corp. Presiding Bishop of the Church of Jesus Christ of Latter Day Saints Donation-in-kind Office.

         On December 23, 1999, of the Shares beneficially owned by Larry and Janice Jensen, reflected in the Prospectus, 235 of which were transferred to Corp. Presiding Bishop of the Church of Jesus Christ of Latter Day Saints Donation-in-kind Office.

         On December 28, 1999, of the Shares beneficially owned by Tianshan Zhang, reflected in the Prospectus, 400 of which were transferred to Jing Ma.

         On December 28, 1999, of the Shares beneficially owned by Tianshan Zhang, reflected in the Prospectus, 400 of which were transferred to Qiang Ma.

         On December 28, 1999, of the Shares beneficially owned by Tianshan Zhang, reflected in the Prospectus, 400 of which were transferred to Shangyuan Ma.

         On December 28, 1999, of the Shares beneficially owned by Tianshan Zhang, reflected in the Prospectus, 400 of which were transferred to Xingqing Li.

         On December 28, 1999, of the Shares beneficially owned by Tianshan Zhang, reflected in the Prospectus, 400 of which were transferred to Dong Zhang.

         On December 28, 1999, of the Shares beneficially owned by Tianshan Zhang, reflected in the Prospectus, 400 of which were transferred to Wei Zhang.

         On December 28, 1999, of the Shares beneficially owned by Tianshan Zhang, reflected in the Prospectus, 400 of which were transferred to Songxian Xia.

         On December 31, 1999, of the Shares beneficially owned by Lynn Turner, reflected in the Prospectus, 100 of which were transferred to Corp. Presiding Bishop of the Church of Jesus Christ of Latter Day Saints Donation-in-kind Office.

         The table of Selling Shareholders in the Prospectus is hereby amended to reflect such transfers and supplemented to specifically include Shares received in such transfers.